Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
XSTELOS HOLDINGS, INC.
______________________________________

Xstelos Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”)

DOES HEREBY CERTIFY:

FIRST:  The name of this Corporation is: Xstelos Holdings, Inc. and that the Corporation was originally incorporated on January 20, 2012.

SECOND:  That the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the directors and stockholders of the Corporation.

THIRD: That the text of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) shall be amended and restated in its entirety as follows:

Article I - Name

The name of the corporation is Xstelos Holdings, Inc. (the “Corporation”).

Article II - Registered Agent

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

Article III - Purpose

The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV - Authorized Shares

4.1.           Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 31,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

4.2           Preferred Stock. The Preferred Stock may be issued from time to time and in one or more classes or series. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions, and by filing of a Certificate of Designations pursuant to the requirements of the DGCL, from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL. In the event that the number of shares of any class or series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such class or series of Preferred Stock, subject to the requirements of the DGCL.

4.3           Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by the DGCL, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any class or series of Preferred Stock) or pursuant to the DGCL.

Article V

5.1           Definitions.  As used in this Article V, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-V2T shall include any successor provisions):

“Agent” has the meaning set forth in Section 5.6.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

“Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Footstar” means Footstar, Inc., a Delaware corporation.

“Excess Securities” has the meaning given such term in Section 5.5.

 “Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 5.11.

“Option Right” shall mean any option, warrant or other right to acquire, convert into, or exchange or exercise for, or any similar interests in, shares of Stock.

“Percentage Stock Ownership” shall mean the sum of such Person’s or Public Group’s direct ownership interest in the Corporation, as determined under Treasury Regulation Section 1.382-2T(f)(8) (or any successor regulation), and such Person’s or Public Group’s indirect ownership interest in the Corporation, as determined under Treasury Regulation Section 1.382-2T(f)(15) or 1.1502-92T(c) (or any successor regulations), except that, for purposes of determining a person’s indirect ownership interest in the Corporation, Treasury Regulation Sections 1.382- 2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382- 2T(h)(6)(iii) (or any successor regulations) shall not apply and any Option Right to acquire Stock shall be deemed to have been exercised.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Pre-Existing 5% Stockholder” means person who was a Five-Percent Stockholder of Footstar as of the record date applicable to the Reorganization and becomes a Five-Percent Stockholder of the Corporation solely as a result of the Reorganization.

“Prohibited Distributions” has the meaning given such term in Section 5.6.

“Prohibited Party” shall mean that Person or Public Group that is caused to be in violation of Section 5.2(a) of this Article as a result of a Transfer which does not involve a Transfer of Stock of the Corporation.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article V.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 5.5.

“Reorganization” means any transaction in which shares of Footstar common stock are distributed pro rata to stockholders of the Corporation pursuant to a plan of reorganization in consideration for the transfer of all assets to and the assumption of all liabilities of Footstar by the Corporation.

“Securities” and “Security” each has the meaning set forth in Section 5.8.

 “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

 “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code Section 382 and the regulations thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Code Section 382, of the Corporation or any direct or indirect subsidiary thereof.

 “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group.  A Transfer also shall include the creation or grant of an Option Right (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an Option Right or warrant by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

5.2           Restrictions on Transfers.  In order to preserve the Tax Benefits to which the Corporation is entitled under the Code, the following restrictions shall apply until the Expiration Date.

(a)           No Person, other than the Corporation, shall engage in any Transfer of Stock with any other Person to the extent that such Transfer, if effective, would cause the Percentage Stock Ownership of any Person or Public Group to (i) increase to 4.75 percent or above, (ii) increase from 4.75 percent or above to a greater Ownership Interest Percentage or (iii) create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i), except as otherwise permitted pursuant to subparagraph (b) of this Article.

(b)           Any Transfer that would otherwise be prohibited pursuant to subparagraph (a) shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board of Directors determines in its discretion that (x) based upon a written opinion of tax counsel selected by the Board of Directors, such transaction will not jeopardize or create a material limitation on the Corporation’s then current or future ability to utilize its Tax Benefits, taking into account both the proposed transaction and potential future transactions, or (y) the overall economic benefits of such transaction to the Corporation outweigh the detriments of such transaction. Nothing in this subparagraph shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

5.3           Exceptions.

(a)           Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5% Stockholder otherwise would be prohibited by Section 5.2, such Transfer shall not be prohibited under Section 5.2 if both of the following conditions are met:  (i) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Stockholder or create a new Five-Percent Stockholder, in each case, other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5% Stockholder in the Reorganization.

(b)           The restrictions set forth in Section 5.2 shall not apply to an attempted Transfer that is a Prohibited Transfer if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to Section 5.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.  The Board of Directors may exercise the authority granted by this Article V through duly authorized officers or agents of the Corporation.  Approvals of the Board of Directors hereunder may be given prospectively or retroactively.  Nothing in this Section 5.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

5.4           Legend.  The Board of Directors may require that each certificate or book-entry, and any notice of issuance provided to stockholders, representing shares of Common Stock issued by the Corporation that are subject to the restrictions on transfer and ownership contained in this Article V bear the following legend:

“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT, IF EFFECTIVE, WOULD CAUSE THE OWNERSHIP INTEREST PERCENTAGE OF ANY PERSON OR PUBLIC GROUP TO (I) INCREASE TO 4.75 PERCENT OR ABOVE, (II) INCREASE FROM 4.75 PERCENT OR ABOVE TO A GREATER OWNERSHIP INTEREST PERCENTAGE OR (III) CREATE A NEW PUBLIC GROUP UNDER TREASURY REGULATION SECTION 1.382-2T(J)(3)(I).  (FOR THIS PURPOSE OWNERSHIP INCLUDES OWNERSHIP BY ATTRIBUTION AS WELL AS DIRECT OWNERSHIP). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE SUCH TRANSFEREE TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

5.5           Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5.6 of this Article V or until an approval is obtained under Section 5.3 of this Article V.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities unless subsequent to such Transfer the Corporation Securities are Transferred in a Prohibited Transfer.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 5.5 or Section 5.6 shall also be a Prohibited Transfer.

(b)           The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article V, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article V as a condition to registering any transfer.

5.6           Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately);  provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 5.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

5.7           Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 5.7.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5.7 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

5.8           Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of the DGCL (“Securities,” and individually, a “Security”) but which would cause a Prohibited Party to violate a restriction on Transfers provided for in this Article V, the application of Section 5.6 and Section 5.7 shall be modified as described in this Section 5.8.  In such case, no such Prohibited Party shall be required to dispose of any interest that is not a Security, but such Prohibited Party and/or any Person whose ownership of Securities is attributed to such Prohibited Party shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Prohibited Party, following such disposition, not to be in violation of this Article V. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5.6 and 5.7, except that the maximum aggregate amount payable either to such Prohibited Party or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Prohibited Party or such other Person.  The purpose of this Section 5.8 is to extend the restrictions in Sections 5.2 and 5.6 to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 5.8, along with the other provisions of this Article V, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

5.9           Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5.6 (whether or not made within the time specified in Section 5.6), then the Corporation shall take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Section 5.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article V being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5.6 to constitute a waiver or loss of any right of the Corporation under this Article V.

5.10          Damages.  Any stockholder subject to the provisions of this Article V who knowingly violates the provisions of this Article V and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

5.11          Board Authority.

(a)           The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article V, including, without limitation, (i) whether a Transfer is a Prohibited Transfer, (ii) the Percentage Stock Ownership in the Corporation of any stockholder, (iii) whether an instrument constitutes a Corporation Security, (iv) the amount (or fair market value) due to a Purported Transferee pursuant to Section 5.7, and (v) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article V. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article FIFTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article V.

(b)           Nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article V, (iii) modify the definitions of any terms set forth in this Article V or (iv) modify the terms of this Article V as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise;  provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written resolution of the Board of Directors shall be filed with the Secretary of the Corporation.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Board of Directors of the Corporation shall deem appropriate.

(c)           In the case of an ambiguity in the application of any of the provisions of this Article V, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article V requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article V. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article V. The Board of Directors may delegate all or any portion of its duties and powers under this Article V to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article V through duly authorized officers or agents of the Corporation. Nothing in this Article V shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

5.12          Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article V, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and/or (b) its Actual Knowledge (as defined below) of the ownership of Corporation Securities. For the purpose of this Section 5.13, “Actual Knowledge” means the actual conscious awareness of information about a fact of any executive officer of the Corporation as at any date of determination.

5.13          Obligation to Provide Information.  As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article V or the status of the Tax Benefits of the Corporation.

5.14          General Authorization.  The purpose of this Article V is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article V or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

Article VI - Bylaws

The original bylaws of the Corporation shall be adopted by the incorporator; thereafter, the power to make, alter, or repeal the bylaws, and to adopt any new bylaw, shall be vested in the Board of Directors, without any action on the part of the stockholders.

Article VII - Directors

The business and affairs of the Corporation shall be managed under the Board of Directors. The number of directors which shall constitute the entire Board of Directors shall be fixed exclusively by resolution adopted from time to time by the affirmative vote of a majority of the Board of Directors in accordance with the bylaws. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise provided by the DGCL, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Article VIII - Indemnification

8.1           Elimination of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and Delaware law.

8.2           Right to Indemnification.  Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation all of the costs, fees and the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by the DGCL and Delaware law. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person is not entitled to indemnification hereunder. To the fullest extent permitted by the DGCL and Delaware law, any present or former director or officer of the Corporation who brings a claim against the Corporation to enforce such person’s rights under this Article VIII shall be entitled to the advancement of expenses and, to the extent successful, indemnification by the Corporation in connection with the prosecution of such claim. The right to indemnification and advancement conferred in this Article VIII shall be a contract right. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL and Delaware law.

8.3           Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL and Delaware law.

8.4           Nonexclusivity of Rights. The rights and authority conferred in this Article VIII shall not be exclusive of any other right to advancement or indemnification that any person may otherwise have or hereafter acquire.

8.5           Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL and Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights conferred in this Article VIII still continue as to any person who has ceased to be a director or officer of the Corporation.

Article IX - Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting provided that such action is taken by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders’ meeting, and is taken in accordance with the procedures set forth in the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Article X - Special Meetings.

Special meetings of the stockholders may be called by a majority of the Board of Directors, the Chairman of the Board, the President, or by the Secretary upon the written request of stockholders entitled to cast at least 50% of the votes at the meeting.

[Signature Page Follows]

IN WITNESS WHEREOF, the Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 5th day of April, 2012.

XSTELOS HOLDINGS, INC.

/s/ Jonathan M. Couchman
Jonathan M. Couchman
Chief Executive Officer